Exhibit 4.4

SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of September 21, 2011, is entered into by and between ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”).

RECITALS

Company and Wells Fargo are parties to that certain Credit and Security Agreement dated as of September 30, 2009, as amended by a First Amendment to Credit and Security Agreement dated as of February 23, 2011 (as so amended, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used in these recitals and in this Amendment shall have the meanings ascribed to them in the Credit Agreement unless otherwise specified herein.

Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Amendment.  Section 5.2(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b)                                 Capital Expenditures.  Company and its Subsidiaries shall not incur or contract to incur Capital Expenditures of more than:

(i)                                     during the fiscal year ended December 31, 2011, (A) $2,500,000 in the aggregate for the Consolidated Group or (B) more than $2,500,000 in any one transaction; and

(ii)                                  during any fiscal year following the fiscal year ended December 31, 2011, (A) $2,000,000 in the aggregate for the Consolidated Group or (B) more than $2,000,000 in any one transaction.

2.                                       Exhibits.  Exhibit E of the Credit Agreement is hereby replaced with Exhibit E to this Agreement.

3.                                       No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

4.                                       Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a)                                  a Certificate of the Secretary of Company certifying (i) as to the resolutions of the board of directors of Company approving the execution and delivery of this Amendment, (ii) that attached thereto are true, complete and correct copies of the Constituent Documents of Company as in effect as of the date of this Amendment, and (iii) that the officers and agents of Company who have been certified to Wells Fargo, pursuant to the Certificate of Secretary of Borrower of Company’s secretary or assistant secretary dated August 22, 2011, as being authorized to sign and to act on behalf of Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of Company; and

(b)                                 such other matters as Wells Fargo may require.

5.                                       Representations and Warranties. Company hereby represents and warrants to Wells Fargo as follows:

(a)                                  Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by Company and constitute the legal, valid and binding obligation of Company, enforceable in accordance with its terms;

(b)                                 the execution, delivery and performance by Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not:  (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Company, or the articles of incorporation or by-laws of Company; or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected; and

(c)                                  all of the representations and warranties contained in Article IV and Exhibit D of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

6.                                       References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7.                                       No Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

8.                                       Release. Company hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

9.                                       Costs and Expenses. Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by Company, make a loan to Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expense.

10.                                 Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ANALYSTS INTERNATIONAL CORPORATION

By:
Name: William R. Wolff
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name: Karen J. Chew
Title: Authorized Signatory

Signature Page to Second Amendment to Credit and Security Agreement